EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

By and Among

FUNCTION(X) INC.,

FN(X) I HOLDING CORPORATION

And

TRUSTED OPINION INC.

Dated as of December 31, 2011

Article 1 DEFINITIONS		6

Article 2 PURCHASE AND SALE		13

2.1	Purchase and Sale of Transferred Assets	13

2.2	Assumption of Liabilities.	14

2.3	Excluded Assets.	14

2.4	Excluded Liabilities	15

2.5	Purchase Price	15

2.6	Purchase Price Adjustment	16

2.7	Tax Treatment / Allocation of Purchase Price	17

Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER		18

3.1	Corporate Existence	18

3.2	Authorization	18

3.3	Governmental Authorization	18

3.4	Non-Contravention	18

3.5	Ownership and Absence of Liens	19

3.6	Sufficiency of the Transferred Assets	19

3.7	Litigation	19

3.8	Contracts	19

3.9	Permits; No Required Consents	21

3.1	Compliance with Applicable Laws	21

3.11	Intellectual Property	21

3.12	Advisory Fees	24

3.13	Foreign Corrupt Practices Act	24

3.14	Taxes	24

3.15	Financial Statements	24

3.16	Absence of Liabilities, Changes and Events	25

3.17	Operation of the Business	25

3.18	Employment and Labor Matters	25

3.19	Employee Benefit Matters	26

3.2	Insurance	27

3.21	Securities Law Matters	27

3.22	Legends	28

3.23	Restricted Securities	29

3.24	Access to Information	29

3.25	Reliance Upon Representations	29

3.26	Exculpation	29

3.27	Affiliates	29

Article 4 REPRESENTATIONS AND WARRANTIES OF FUNCTION(X) AND BUYER		29

4.1	Corporate Existence and Power	30

4.2	Authorization	30

4.3	No Registration Required	30

4.4	The Shares	30

4.5	Governmental Authorization, Other Consents	30

4.6	Litigation	30

4.7	Non-Contravention	30

4.8	Advisory Fees	31

Article 5 COVENANTS OF THE PARTIES		31

5.1	Preparation and Delivery of Financial Statements	31

5.2	Business Examinations and Physical Investigations of Transferred Assets	31

5.3	Required Consents	32

5.4	Exclusivity	32

5.5	Offer of Employment	33

5.6	Motorola Contract	33

5.7	Certain Filings	33

5.8	Conduct of the Business	34

5.9	Public Announcements; Confidentiality	35

5.1	Specific Performance	36

5.11	Non-Solicitation of Key Employees	36

5.12	Non-Competition	36

5.13	Further Assurances	37

5.14	Release	38

5.15	Commercial Agreement	38

5.16	Tax Clearance Certificates	38

5.17	Customer List	38

5.18	Registration Rights Agreement	38

Article 6 CONDITIONS TO BUYER’S OBLIGATIONS		39

6.1	Representations, Warranties and Covenants	39

6.2	Required Consents	39

6.3	No Injunction, etc.	39

6.4	Transaction Documents	39

6.5	Secretary’s Certificate	39

6.6	Key Employees	39

6.7	Shareholder Documents	39

6.8	No Material Adverse Effect	39

6.9	Lender Consents..	40

Article 7 CONDITIONS TO SELLER’S OBLIGATIONS		40

7.1	Representations, Warranties and Covenants	40

7.2	No Injunction, etc.	40

7.3	Other Transaction Documents	40

7.4	Officer’s Certificate	40

Article 8 CLOSING		40

8.1	Closing Date	40

8.2	Closing Deliveries	41

Article 9 INDEMNIFICATION		42

9.1	Seller’s Agreement to Indemnify	42

9.2	Function(x)’s and Buyer’s Agreement to Indemnify	42

9.3	Survival of Representations, Warranties and Covenants	42

9.4	Limitations on Duties to Indemnify	43

9.5	Claims for Indemnification	44

9.6	Defense of Claims	44

9.7	Exclusive Remedy	45

9.8	Other Recoveries	45

9.9	Nature of Payments	45

9.1	Property Taxes	45

9.11	Transfer and Sales Tax Returns	45

Article 10 TERMINATION		46

10.1	Termination Prior to Closing	46

10.2	Effect of Termination	46

Article 11 MISCELLANEOUS		46

11.1	Notices	46

11.2	Amendments; No Waivers	47

11.3	Expenses	47

11.4	Successors and Assigns	48

11.5	Governing Law	48

11.6	Arbitration, Venue and Jurisdiction	48

11.7	Counterparts; Effectiveness	49

11.8	Entire Agreement	49

11.9	Titles and Headings; Construction	49

11.1	Severability	49

11.11	No Third Party Beneficiaries	49

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of December 31, 2011 among FUNCTION(X) INC., a Delaware corporation (“Function(x)”), FN(X) I HOLDING CORPORATION, a Delaware corporation (“Buyer”) and TRUSTED OPINION INC., a Delaware corporation (“Seller”).

WHEREAS, Seller is engaged in the business of, among other things, developing, licensing, exploiting, maintaining and improving social networking and audience participation technology (the “Business”); and

WHEREAS, (i) Seller desires to sell to Buyer substantially all of its assets at the price and on the terms and conditions set forth herein, and (ii) Buyer desires to purchase all such assets from Seller at the price and on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

“Agreement” has the meaning ascribed to it in the introduction to this Agreement.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, common law, ordinance, binding policy, binding guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, permit or other requirement of any Governmental Authority.

“Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, to be dated as of the Closing Date, between Buyer and Seller, in a form satisfactory to Buyer and Seller.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.2.

“Business” has the meaning ascribed to it in the introduction to this Agreement.

“Business Day” means a day other than January 2, 2012, a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” has the meaning ascribed to it in the introduction to this Agreement.

“Buyer Indemnitees” has the meaning ascribed in Section 9.1.

“Closing” has the meaning ascribed in Section 8.1.

“Closing Date” has the meaning ascribed in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulation issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Commercial Agreement” means that certain Independent Contractor Agreement between Function(x) and Seller dated as of December 16, 2011.

“Confidential Information” has the meaning ascribed in Section 5.9(b).

“Contract(s)” means contracts, instruments, loans, permits, leases, licenses, commitments and other agreements in each case, whether written or oral, proposed, contingent or otherwise.

“Compensation Programs” has the meaning ascribed to it in Section 3.19.

“Damages” means any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees), net of (a) insurance proceeds actually received and proceeds from related third party indemnification, contribution or similar claims actually received, and (b) an amount equal to any reduction in cash Taxes actually payable which is solely attributable to such Damages.

“Designated Employees” has the meaning ascribed to it in Section 3.18.

“Employee Assets” means all assets owned or leased by Seller, including without limitation, computers, work stations, electronic files, multi-function printers and copiers, office furniture and other tangible assets presently used principally by the Designated Employees.

“Employment Agreement” means an employment agreement between a Key Employee and Function(x) in form acceptable to each of them.

“Equipment” means all servers, hardware, other equipment and Equipment Embodiments and Documentation used in connection with Seller Software, Intellectual Property Embodiments and Documentation or in any other aspect of the Business, and owned or leased by Seller.

“Equipment Embodiments and Documentation” means all tangible embodiments of the following: object code, source code, technical documentation (including without limitation, technical and descriptive materials relating to the acquisition, design, development, testing, fixing, use, or maintenance of, and the program documentation and materials for, the Equipment), engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology relating to, comprising, embodied in or by or used, developed or created in connection with the Equipment.

“Equity Shortfall Amount” has the meaning ascribed to it in Section 2.6(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

 “Escrow Holder” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

“Escrowed Shares” has the meaning set forth in Section 2.5(a).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Financial Statements” has the meaning ascribed to it in Section 5.1.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on a consistent basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnifying Party” means:  (a) with respect to any Buyer Indemnitee asserting a claim under Section 9.1, Seller; and (b) with respect to any Seller Indemnitee asserting a claim under Section 9.2, Buyer and Function(x), jointly and severally.

“Indemnitee” means:  (a) the Buyer Indemnitees with respect to any claim for which Seller is an Indemnifying Party under Sections 9.1; and (b) Seller Indemnitees with respect to claims for which Buyer or Function(x) is an Indemnifying Party under Section 9.2.

“Initial Stock Consideration” has the meaning ascribed to it in Section 2.5(a).

“Intellectual Property” means United States and foreign patents, copyrights, Trade Secrets, Marks, any registrations or applications with respect to any of the foregoing, any similar or other intellectual property rights, and any rights under or with respect to any of the foregoing, including, without limitation, the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

“Intellectual Property Embodiments and Documentation” means all tangible embodiments of Intellectual Property in the following: object code, source code, technical documentation (including without limitation, technical and descriptive materials relating to the acquisition, design, development, testing, fixing, use, or maintenance of, and the program documentation and materials for, the Seller Software), engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology relating to, comprising, embodied in or by or used, developed or created in connection with the Seller Software or the Seller IP, or otherwise in connection with the Business, and in each case owned or controlled by Seller.

“IRS” means the U.S. Internal Revenue Service.

“Key Employees” means those Designated Employees that Function(x) or Buyer desire to hire as listed in Schedule 1.1.

“Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of any director, Todd Greene, Yigal Baruch, Gene Lebyzon or Rich Diephuis after reasonable inquiry of directors, officers, employees and consultants of Seller.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset and any agreement to grant any of the foregoing, excluding liens for Taxes that are not due and payable or that are being contested by appropriate legal proceedings or other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money and non-exclusive grants to Intellectual Property.

“Marks” means trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, and all goodwill in and to any such trademarks, service marks, trade dress and others indicators of source, origin, sponsorship, certification or endorsement.

“Material Adverse Effect” means a change in, or effect on the operations on (any such item an “Effect”), affairs, financial condition, results of operations, assets, Liabilities, reserves, taken as a whole, that results in a material adverse change to the Seller IP, Seller Software or the Business, except to the extent resulting from (a) changes after the date hereof in the industry in which Seller operates, (b) changes after the date hereof in general economic conditions in domestic and international economic conditions, (c) acts of war, sabotage, or terrorism, (d) the execution, announcement or pendency of this Agreement, and (e) any action required by this Agreement or taken with the consent of Buyer; provided that such adverse effects or changes resulting from changes described in clause (a) and clause (b) shall be taken into account to the extent the impact of such changes is disproportionately adverse to Seller relative to other participants in the industry in which Seller operates.

“Motorola” means Motorola Mobility, Inc. or its successors and assigns.

“Motorola Contract” means that certain Software License and Distribution Agreement between Motorola and its affiliates and Seller dated December 14, 2010, and the related SOW #1 dated December 14, 2010 and SOW # 2 dated April 1, 2011.

“Open Source License” means all licenses for software that is distributed under a “free” and/or “open source” license as defined by the Free Software Foundation (http://www.gnu.org/philosophy/free-sw.html) or Open Source Initiative (http://www.opensource.org/osd.html) (including but not limited to the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD licenses, and the Apache License.

“Open Source Software” means any embodiment of Software that is licensed under, covered by or subject to an Open Source License.

“Ordinary Course of Business” means (a) consistent with the past practices of such Person or (b) in the ordinary course of the normal day-to-day operations of such Person.

“Payment Liabilities” has the meaning ascribed to it in Section 2.2.

“Pension Plans” has the meaning ascribed to it in Section 3.19.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, estate or other entity or organization, including a Governmental Authority.

“Proceedings” has the meaning ascribed to it in Section 3.7.

“Purchase Price” has the meaning ascribed to it in Section 2.5.

“Purchase Price Allocation” has the meaning ascribed to it in Section 2.7.

“Registration Rights Agreement” means that certain Registration Rights Agreement attached hereto as Exhibit A.

“Related Person” means: (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, manager, executor, or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) each Person that serves as a director, officer, partner, manager, executor, or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (c) any Related Person of any individual described in clause (b) or (c).  For purposes of this definition, “Family” of an individual means (A) the individual, (B) the individual’s spouse (or any former spouse), (C) any other natural person who is related to the individual or the individual’s spouse(s), and (D) any individual who resides with such individual, and “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the voting securities of a second Person shall be deemed to control that second Person.

“Released Shares” has the meaning set forth in Section 2.5(c).

“Restricted Activity” means any aspect of the Business as operated prior to the date of this Agreement, anywhere in the world in which the Business is being operated as of the date of this Agreement.

“Required Consents” means the consent of the other party or parties to each Transferred Contract that is required by the terms of such Transferred Contract to be obtained by Seller by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Transferred Contract, the termination thereof, the incurrence of any penalty or fee or adverse change in amounts payable to or by Buyer or obligations of Buyer as compared to Seller or a breach or default thereunder (whether with or without the passage of time, the giving of notice or both), and any other consents required to be obtained prior to the Closing Date for the consummation of the transactions contemplated by the Transaction Documents.

“SEC” has the meaning set forth in Section 5.1.

“SEC Filings” has the meaning set forth in Section 5.1.

“Securities Act” means the Securities Act of 1933 as amended.

“Seller” has the meaning ascribed to it in the introduction to this Agreement.

“Seller Indemnitees” has the meaning ascribed to it in Section 9.2.

“Seller IP” means all Intellectual Property owned or controlled by Seller, including without limitation all such Intellectual Property in or relating to the Business, the Seller Software, the Intellectual Property Embodiments and Documentation or the Seller Marks, and further including, without limitation, all of the Intellectual Property set forth on Schedule 2.1(a).  For avoidance of doubt, Seller IP includes, without limitation, (a) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (b) all continuation applications, continuation-in-part applications, divisional applications, reexamination applications and reissue applications of the Existing Patents and Applications, (c) all other patent applications that are filed by or on behalf of the Seller after the Closing Date, (d) all foreign counterparts with respect to any of the foregoing, (e) all patents, certificates or registrations that issue with respect to any of the foregoing,  and (f) the Seller Intellectual Property rights in Seller Software.

“Seller Marks” means all Marks owned by Seller, including without limitation, all of the Marks set forth on Schedule 2.1(a).

“Seller Software” means all Software used in or relating to the Business and owned or controlled by Seller.  Seller Software includes without limitation, all Software developed by or on behalf of Seller on or prior to the Closing Date; all versions, modules and components of the Loyalize platform and applications; all other Software owned by Seller used in social networking and audience participation applications that exists as of the Closing Date; and all versions, bug fixes, patches, enhancements, and derivative works based on any of the foregoing and created by or on behalf of Seller.

“Seller’s Auditor” means Citrin, Cooperman & Company LLP.

“Shareholders” has the meaning ascribed to it in Section 3.2.

“Shares” means shares of common stock, par value $0.001 per share, of Function(x).

“Stock Escrow Agreement” means that certain Stock Escrow Agreement attached hereto as Exhibit B.

“Software” means all (a) computer programs, applications, systems and code, in both object code and Source Code, including software implementations of algorithms, models and methodologies and program interfaces and (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise.

“Source Code” means the human-readable version of a computer program that can be compiled into executable or object code.

“Stock Consideration” has the meaning ascribed to it in Section 2.5(a).

“Tax” means (a) all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, environmental tax, intangibles tax, business license tax, transfer tax, occupation tax, customs tax, duties or other taxes, fees, assessments or charges, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any obligations under any tax sharing, tax allocation, or tax indemnity agreements or arrangements with respect to any amounts described in clause (a) or (b) above, or otherwise.

“Third Party IP” means all third-party owned Intellectual Property and Software used by Seller in connection with the Business.

“Third Party License” has the meaning ascribed to it in Section 3.8(a).

“Trade Secrets” means all “Trade Secrets” as defined in the Uniform Trade Secrets Act.

“Transaction Documents” means this Agreement, the Commercial Agreement, the Stock Escrow Agreement, the Assignment and Assumption Agreement, a bill of sale, patent assignments, trademark assignments and all other agreements and documents entered into by one or more of the parties as contemplated by or in connection with this Agreement and the transactions.

“Transferred Assets” has the meaning ascribed to it in Section 2.1.

“Transferred Contracts” has the meaning ascribed to it in Section 2.1(c).

“Transfer and Sales Taxes” means all sales tax, use taxes, stamp taxes, conveyance taxes, filing fees and other similar duties, taxes and fees, if any, imposed upon, or resulting from, the transfer of the Transferred Assets.

“Unaudited Statements” means the following financial statements:  (a) a balance sheet of Seller as of November 30, 2011, and (b) the combined statements of income, cash flow and changes in shareholders’ equity for the months ended October 31, 2011 and November 30, 2011.

“Welfare Plans” has the meaning ascribed to it in Section 3.19.

ARTICLE 2
PURCHASE AND SALE

2.1 Purchase and Sale of Transferred Assets
.  Subject to the terms and conditions of this Agreement, at the Closing (as defined below) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, free and clear of any Liens, all assets, other than the Excluded Assets, owned by Seller, including without limitation, the following properties, assets, rights and claims, whether tangible or intangible (the “Transferred Assets”):

(a) all of the Seller IP owned by Seller, including without limitation the Seller IP identified on Schedule 2.1(a);

(b) the Equipment and Equipment Embodiments and Documentation, including without limitation the assets identified on Schedule 2.1(b);

(c) the Contracts identified on Schedule 2.1(c) (the “Transferred Contracts”) and non-exclusive software licenses for software included on the Equipment, to the extent they are transferable without consent;

(d) the Employee Assets which are listed as Schedule 2.1(d) (as it may be adjusted at Closing to reflect the Designated Employees who have accepted employment offers from Buyer as of the Closing);

(e) all websites internet domain names, URLs and webpages, and social media or networking pages or accounts, registered or controlled by Seller and used in connection with the Business (including any Facebook page/account, Twitter handle/account, or other similar assets), including without limitation, www.loyalize.com, and the other domain names identified on Schedule 2.1(e), together with all Intellectual Property associated therewith other than trademarks set forth therein which are not otherwise part of the Transferred Asset, and in each case, solely to the extent they are transferable without violating the respective agreements, terms or conditions;

(f) accounts receivable as of the Closing Date and other rights to receive payment from any Person other than Function(x) and the right to receive $91,667.00 pursuant to Seller’s November 30, 2011 invoice relating to that certain Subscription Services and License Agreement, made as of September, 2011, by and between Seller and Yahoo!7 Pty Limited, an Australian corporation, and any proceeds therefrom;

(g) all advertising, marketing and sales materials owned by Seller along with all Intellectual Property associated therewith owned by Seller, other than trademarks set forth therein which are not otherwise part of the Transferred Assets;

(h) all customer, end user, reseller and supplier lists used in connection with the Business that are owned by Seller, or otherwise to the extent transferable by Seller without a violation of any Applicable Laws, policies or third party rights;

(i) all books, records, files, and documents of Seller relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business;

(j) without limiting the foregoing, all Seller Software and Intellectual Property Embodiments and Documentation; and

(k) all goodwill of the Business.

2.2 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements set forth herein, Buyer agrees, effective at the Closing Date, as defined below, to assume, perform and timely pay and discharge all obligations of Seller under the Transferred Contracts (the “Assumed Liabilities”); provided, however, that notwithstanding the foregoing, Seller shall, at the option of Buyer, pay or reimburse Buyer for the payment of the following obligations (the “Payment Liabilities”): (a) any Liability arising on or before the Closing Date under the Transferred Contracts, and (b) any Liability arising after the Closing Date under the Transferred Contracts which relate to indemnification claims relating to (i) any matter that occurred on or prior to the Closing Date, or (ii) any use or distribution of Seller Software, Seller IP, Intellectual Property Embodiments and Documentation or any other Intellectual Property provided, licensed or sold by Seller prior to the Closing Date.

2.3 Excluded Assets.  Notwithstanding anything to the contrary herein, the following assets (the “Excluded Assets”) shall be excluded from the Transferred Assets and retained by Seller:

(a) all cash, cash equivalents, security deposits and marketable securities on hand or on deposit with any financial institution;

(b) all prepaid Taxes and the right to receive refunds of Taxes paid by the Seller;

(c) rights to receive payment from Function(x) pursuant to the Commercial Agreement; and

(d) any other assets described on Schedule 2.3.

2.4 Excluded Liabilities.  Buyer does not hereby assume, and shall not at any time hereafter (including on or after the Closing Date) become liable for, any liabilities of Seller other than the Assumed Liabilities.

2.5 Purchase Price.

(a) Subject to adjustment as provided herein, the aggregate purchase price for the Transferred Assets (the “Purchase Price”) is $4,638,815.  Subject to the terms and conditions set forth herein, the Purchase Price shall be payable as follows: (i) on the Closing Date Buyer shall pay the sum of $3,000,000 in cash by wire transfer to an account designated by Seller at least one (1) Business Day prior to Closing; provided, that $1,500,000 of such amount shall not be disbursed to Seller from such account until two (2) Business Days following the date Seller delivers to Function(x) the Financial Statements, in a form satisfactory to Function(x); (ii) Buyer shall cause to be delivered to Seller within three (3) Business Days following the date Seller delivers to Function(x) the Financial Statements, in a form satisfactory to Function(x), one (1) stock certificate evidencing the issuance to Seller of 65,254 Shares valued at $388,815 (the “Initial Stock Consideration”); and (iii) Buyer shall cause to be delivered to Escrow Holder within three (3) Business Days after the Closing Date one (1) stock certificate evidencing the issuance to Seller of 209,784 Shares valued at $1,250,000 (the “Escrowed Shares”; the Escrowed Shares and the Initial Stock Consideration, are collectively referred to as the “Stock Consideration”), to be held and disbursed in accordance with the Stock Escrow Agreement; in each case with the value of Shares based on the average of the closing sales prices of a Share on the last twenty (20) trading days prior to the Closing Date.

(b) Seller acknowledges that the Escrowed Shares will be held in escrow under the terms of the Stock Escrow Agreement.  For so long as any Escrowed Shares are held in escrow, Seller shall not be entitled to (i) transfer any such Escrowed Shares or (ii) any voting rights, dividend rights and other rights associated with stock ownership with respect to such Escrowed Shares.

(c) Seller may not directly or indirectly: (i) offer, sell, contract to sell, pledge, transfer, distribute, grant any option to purchase, make any short sale or otherwise dispose of any Escrowed Shares, or (ii) engage in any transaction the likely result of which would involve a transaction prohibited by clause (i). The foregoing restriction is expressly agreed to preclude Seller from engaging in any hedging or other transaction which is designed to, or could reasonably be expected to lead to, or result in, a sale or disposition of any Escrowed Shares. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any Escrowed Shares or with respect to any security that includes, relates to, or derives any significant part of its value from Escrowed Shares.  Following the release of any shares comprising the Stock Consideration from escrow pursuant to the Stock Escrow Agreement (“Released Shares”), such Released Shares shall no longer be deemed Escrowed Shares, and, subject to applicable securities laws then in effect, Function(x) hereby agrees to remove any legend or notation restricting the sale or transfer of such Released Shares under this paragraph, and Function(x) shall re-issue such Released Shares in certificate form or book entry form without any such legend or notation, as the case may be, to the holder of such Released Shares, if (i) such Released Shares are registered for resale under the Securities Act, (ii) such Released Shares are sold or transferred pursuant to Rule 144 (assuming neither the transferee nor the transferor is an affiliate of Function(x)) or Rule 144A promulgated under the Securities Act, or (iii) such Released Shares are eligible for sale under Rule 144 promulgated under the Securities Act.

(d) Notwithstanding anything herein to contrary, the Escrowed Shares shall be deemed to include (i) all securities, cash or other property issued in respect of such Escrowed Shares whether by way of stock dividend, stock split, recapitalization, combination or other change in the capital structure of Function(x) or as a result of a merger, combination or consolidation of Function(x) and (ii) any Equity Shortfall Amount.

2.6 Purchase Price Adjustment.

(a) The Purchase Price shall be increased by the amount equal to the sum of: (i) the positive difference, if any, up to a $20,000, between the cash amounts paid by Seller to the Key Employees as compensation for services rendered from December 1, 2011 through and including the Closing Date (including any amounts paid or payable with respect to bonuses, vacation pay, and benefits, but not including the bonuses set forth on Schedule 3.16(c) or severance obligations, change in control payments, incentive payments, golden parachute, equity or phantom equity rights or comparable payments) and the amounts paid by Function(x) to Seller under the Commercial Agreement with respect to services rendered by the Key Employees; and (ii) the amount of the filing fee paid by Seller, up to  $1,625, to complete its application with the U.S. Patent and Trademark Office relating to U.S. Trademark Application Number 85286720 for “LOYALIZE”. Subject to the terms and conditions set forth herein, such positive difference, if any, shall be paid in cash to Seller within three (3) Business Days after the Closing.

(b) If on December 31, 2012, the aggregate fair market value of the Stock Consideration (as adjusted for any of the events described in Section 2.5(d)) is not at least $1,838,815 (the amount by which such fair market value is less than $1,838,815 is referred to as the “Equity Shortfall Amount”), calculated in accordance with Section 2.6(c), then Buyer shall, on or prior to January 10, 2013, at Buyer’s option either: (i) pay to Seller cash equal to the Equity Shortfall Amount or (ii) cause Function(x), and Function(x) hereby agrees in such event, to issue to Seller the number of additional Shares (the “Additional Stock Consideration”) which result in a fair market value of such Shares as of such date (calculated in accordance with Section 2.6(c)) equal to the Equity Shortfall Amount; provided, however that (x) to the extent that all of the Escrowed Shares are reserved pending a determination that all of the Escrowed Shares should be used to satisfy any obligations of Seller under Article 9, no Equity Shortfall Amount shall be payable until a final determination is made in accordance with the Stock Escrow Agreement with respect to whether the Escrowed Shares shall be used with respect to such obligations, (y) to the extent that all of the Escrowed Shares are used to satisfy obligations of Seller under Article 9, there shall be no Equity Shortfall Amount, and (z) to the extent that Seller directly or indirectly offers, sells, contracts to sell, pledges, transfers, distributes, grants any option to purchase, makes any short sale or otherwise disposes of any portion of the Stock Consideration (or engages in any transaction the likely result of which would involve a transaction described in this clause (z)), the Equity Shortfall Amount shall be reduced on a proportionate basis.

(c) For purposes of Section 2.6(b), the “fair market value” of the Stock Consideration and the Additional Stock Consideration (if any) on December 31, 2012, shall be the average of the closing sales prices of a Share on the last twenty (20) trading days prior to December 31, 2012 multiplied by the applicable number of Shares.

(d) Any cancellation of Escrowed Shares pursuant to the Stock Escrow Agreement shall be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

2.7 Tax Treatment / Allocation of Purchase Price.

(a) Tax Treatment.  The parties agree that all amounts paid pursuant to Sections 2.5 and 2.6, if any, shall be treated as amounts paid for the Transferred Assets and not characterized in any other manner (except as otherwise required pursuant to a final determination within the meaning of Section 1313(a) of the Code as if such provision applies in the relevant jurisdiction).

(b) Purchase Price Allocation.  Buyer and Seller agree that the Purchase Price (plus any Assumed Liabilities that are treated as consideration for the Transferred Assets for federal income tax purposes) shall be allocated among the Transferred Assets (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be made in accordance with the methodology set forth in Schedule 2.7(b).  The parties shall make appropriate adjustments to the allocations in the Purchase Price Allocation schedule to reflect any adjustments to the Purchase Price.  The parties agree that the Purchase Price Allocation complies with Section 1060 and the Treasury Regulations promulgated thereunder.  Each party shall use such Purchase Price Allocation for all purposes.

(c) Tax Filings.  Each of Buyer and Seller shall timely file IRS Form 8594 and all other federal, state, local and foreign Tax Returns in accordance with such Purchase Price Allocation.  Neither Buyer nor Seller nor any of their respective Affiliate or representatives shall take any position on any Tax Return or with any taxing authority that is inconsistent with the Purchase Price Allocation as determined pursuant to Section 2.7(b) or the tax treatment as set forth in Section 2.7.  Buyer and Seller each agree to promptly provide the other party with any additional information required to complete Form 8594.  Buyer and Seller each agree to timely notify the other party, and to timely provide the other party with updates, in the event of an examination, audit or other proceeding regarding the tax treatment of the transactions or the Purchase Price Allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SELLER

As an inducement to Function(x) to enter into this Agreement and for Buyer to consummate the transactions contemplated herein and except as set forth on the Sellers’ disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 3 and as specifically set forth herein (the “Seller’s Disclosure Schedule”), Seller represents and warrants to Buyer, as of the date hereof (except if another date is specified in the representation or warranty) as follows:

3.1 Corporate Existence.  Seller is a corporation duly organized and validly existing under the laws of the state of Delaware.  Seller is duly qualified to do business as a corporation and is in good standing in the jurisdictions where the conduct or nature of the business or the ownership, leasing, holding or use of any property or asset related to or used in connection with the business makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

3.2 Authorization.  The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents are within the corporate powers of Seller and have been duly authorized by all necessary corporate or shareholder action on the part of Seller.  The capitalization of Seller is set forth on Schedule 3.2 together with the name of each shareholder of Seller and the number of shares owned by such shareholder (the shareholders of Seller are referred to as the “Shareholders”). This Agreement has been duly and validly executed by Seller, and each of the Transaction Documents will as of the Closing be duly and validly executed by Seller, and constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.3 Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and the Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than (a) any actions, consents or approvals otherwise expressly referred to in this Agreement or any schedule hereto; (b) any filings required to be made by Buyer in accordance with Applicable Law; (c) notice filings that are not material to the Business; and (d) approvals or filings required by Governmental Authorities outside of the U.S. to effectuate or record the transfer of any Transferred Assets.

3.4 Non-Contravention.  The execution, delivery and performance by Seller of that certain December 4, 2011 letter agreement between Function(x) and Seller, this Agreement and the other Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of Seller, true and correct copies of which have been delivered to Buyer by Seller; (b) to Seller’s Knowledge, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon Seller, its business or any of the Transferred Assets; (c) result in the creation or imposition of any Lien on any of the Transferred Assets; or (d) constitute a violation or breach of any agreement to which Seller is a party or by which Seller has any obligation to third parties pursuant to any Transferred Contracts. Without limiting the foregoing, Seller has delivered all notices required, and fully satisfied all of its other obligations, under that certain Agreement dated as of April 1, 2011 between Seller and Motorola, the Negotiation Period described therein has expired and no Motorola Proposal was delivered (as such terms are defined in such Agreement).

3.5 Ownership and Absence of Liens.  Seller is the sole owner of all of the Transferred Assets, free and clear of any Liens.  To Seller’s Knowledge, no third party has made any claim or assertion challenging Seller’s sole and exclusive ownership of all right, title and interest in and to the Transferred Assets, free and clear of all Liens.  Except as listed on Schedule 3.5, the tangible Transferred Assets are in normal operating condition and free from any significant defects, ordinary wear and tear excepted, and have been properly serviced and maintained by Seller.

3.6 Sufficiency of the Transferred Assets.  Upon consummation of the transactions contemplated by this Agreement, Seller will have sold, assigned, transferred and conveyed to Buyer the Transferred Assets, free and clear of all Liens.  Except as noted on Schedule 3.6(i), the Transferred Assets comprise all of the rights, privileges, instruments, interests and assets (other than personnel): (a) necessary for Buyer to conduct the Business in the same manner that Seller has conducted the Business during 2011, (b) utilized by Seller in the Business, (c) necessary to enable Buyer to utilize the Transferred Assets to conduct the Business in the manner that Seller has conducted the Business during 2011, and (d) necessary for Buyer to fulfill the obligations under the Transferred Contracts. Notwithstanding the foregoing, nothing in this Section 3.6 constitutes a representation or warranty of non-infringement of a third party’s Intellectual Property.

3.7 Litigation.  There are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or, to the Knowledge of Seller, governmental investigations (“Proceedings”) that have been brought by or against or before any Governmental Authority or any other Person pending or, to the Knowledge of Seller, threatened with respect to Seller that seek to enjoin or rescind the transactions contemplated by this Agreement or the other Transaction Documents, and there are no existing Proceedings, orders, judgments or decrees against or binding upon Seller or any of the Transferred Assets or the Business or that would prevent the performance by Seller of the transactions contemplated by this Agreement.

3.8 Contracts.

(a) Seller has provided Buyer with true, correct and complete copies of all Transferred Contracts.  Except as set forth in Schedule 3.8(a)(i), Seller is not a party to any material third party contracts necessary or used by Seller to conduct the Business in substantially the same manner that Seller has conducted the Business during 2011.  Without limiting the generality of the foregoing, Schedule 3.8(a)(i) lists all licenses and other agreements pursuant to which any third party grants Seller any rights in or relating to any software, other technology or any Intellectual Property therein or relating thereto that is incorporated into or used in connection with the development, creation, marketing, copying, sale and distribution of any Seller Software or otherwise used or commercialized by Seller in connection with the Business, including agreements and licenses pursuant to which Seller uses Third Party IP other than licenses for commercially available off-the-shelf Software (“Third Party Licenses”).  Except as set forth on Schedule 3.8(a)(ii), Seller is not obligated to pay any on-going license fees, royalties or any other amount to any other Person in connection with the Third Party Licenses, and has no liabilities thereunder.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any license fees with respect to any of the Third Party Licenses. Except as set forth on Schedule 3.8(a)(iii), none of the parties to the Transferred Contracts have received, or have a right to receive, any discounts, special pricing or other benefits in connection with the Business other than those expressly set forth in the Transferred Contract entered into by such party.  Neither Seller nor, to the Knowledge of Seller, any other party to any Third Party License is in breach or default thereof, and each Third Party License is fully valid and enforceable in accordance with its terms.

(b) Schedule 3.8(b) sets forth as of the date of this Agreement those leases pertaining to each portion of real property that is leased or used by Seller or its Affiliates in connection with the Business.  Seller owns all right, title and interest in and had good and valid title in all leasehold estates as set forth in Schedule 3.8(b), in each case free and clear of all Liens.

(c) The Transferred Contracts are valid and effective in accordance with their terms, and there is not under any of such Transferred Contracts (i) any existing or claimed default by Seller or event which, with the notice or lapse in time, or both, would constitute a default by Seller or (ii) except as set forth on Schedule 3.8(c)(ii), to the Knowledge of Seller, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party.  To the Knowledge of Seller, there has not been any actual or threatened termination, cancellation or limitation of any of the Transferred Contracts.  To the Knowledge of Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Transferred Contracts.

(d) Except as described on Schedule 3.8(d)(i), Seller has no training, warranty, maintenance, service or support obligations with respect to the Transferred Contracts other than as expressly set forth in such Transferred Contracts.  Except as described on Schedule 3.8(d)(ii), none of the parties to the Transferred Contracts have received, or are entitled to receive any marketing support, marketing initiatives or development funds other than as expressly set forth in the Transferred Contracts.

(e) Except as set forth on Schedule 3.8(e), the Transferred Contracts, Third Party Licenses, Open Source Licenses, and commercially available service Contracts constitute all contracts necessary or useful for Buyer to conduct the Business.

(f) The Transferred Contracts do not contain provisions relating to any of the following matters:

(i) except as set forth on Schedule 3.8(f)(i), any covenant not to compete for the benefit of another Person;

(ii) except as set forth on Schedule 3.8(f)(ii), any arrangement limiting the freedom of Seller to conduct the Business in any manner or use the Seller IP in any manner;

(iii) any arrangement that, to the Knowledge of Seller, could reasonably be anticipated to have a Material Adverse Effect;

(iv) except as set forth on Schedule 3.8(f)(iv), any material arrangement not in the Ordinary Course of Business for Seller during 2010 and 2011;

(v) any agreement restricting sale by Seller of Seller IP or the other Transferred Assets; and

(vi) any rights granted to, or retained by, any Affiliate of Seller or any shareholder, director, officer or employee of Seller, excluding compensation described in Schedule 3.19.

3.9 Permits; No Required Consents.  Schedule 3.9(i) sets forth all approvals, authorizations, certificates, consents, licenses, orders and permits of all Governmental Authorities, necessary for the operation of the Transferred Assets or the Business in substantially the same manner as currently operated by Seller.  No approvals, authorizations, certificates, consents, licenses, orders, permits or other authorizations of any Governmental Authorities are required to manufacture, use, sell or otherwise exploit the Transferred Assets consistent with the manner in which the Transferred Assets are or have been manufactured, used, sold or otherwise exploited by Seller.  Schedule 3.9(ii) sets forth the Required Consents that must be obtained prior to the Closing Date.  Except as set forth in Schedules 3.9(i) and 3.9(ii), no consents are required for the sale of the Transferred Assets by Seller to Buyer.

3.10 Compliance with Applicable Laws.  Seller is not in violation of any Applicable Law or any order, writ, injunction or decree of any Governmental Authority applicable to the Seller IP or other Transferred Assets.  To the Knowledge of Seller, all material documentation, correspondence, reports, data, analysis and certifications relating to or regarding the Transferred Assets filed or delivered (or, if amended, as of the date for which such amendment speaks) by or on its behalf to any Governmental Authority were true and accurate when so filed or delivered and remain, to the extent required by any Applicable Laws.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth an accurate and complete list, as of the date hereof, of (i) all patents, registered copyrights, Marks and applications for any of the foregoing owned or controlled by Seller or any Affiliate of Seller; and (ii) all Seller Software.  The consummation of the transactions contemplated under the Transaction Documents will not alter, impair, or extinguish any Seller IP, or any of Seller’s rights therein.

(b) Seller has taken all commercially reasonable actions to maintain and protect its rights in the Seller IP and other Transferred Assets, including, without limitation, by maintaining the confidentiality of their related Trade Secrets, and by adequately (so as to avoid abandonment) responding to the outstanding Office Action from the U.S. Patent and Trademark Office relating to U.S. Trademark Application Number 85286720 for “LOYALIZE” no later than January 2, 2012. Without limiting the generality of the foregoing, and except as noted on Schedule 3.11(b)(i), Seller has not disclosed to any Person other than Buyer and, to Seller’s Knowledge, no Person other than Seller’s Affiliates or employees have had access to any Source Code with respect to any Seller Software.  Except as described on Schedule 3.11(b)(i), neither Seller, its Affiliates nor any other Person other than Buyer shall have any right under any circumstances or conditions to receive access to any such Source Code at any time after the Closing Date.  Except as described on Schedule 3.11(b)(ii), all Persons (including, without limitation present and former employees of Seller) who have developed any Seller IP, Seller Software or other Intellectual Property relating to the Business for Seller have executed and delivered to Seller a valid and enforceable agreement providing for an assignment to Seller with respect to such Person’s rights in any Seller IP, Seller Software or other Intellectual Property relating to the Business.  Except as described on Schedule 3.11(b)(iii), all Persons who have worked for Seller, whether as employees or independent contractors, in developing the Business or who had access to Seller IP or Seller’s other Confidential Information, also have executed and delivered to Seller a valid and enforceable agreement providing for the nondisclosure by such Person of any confidential information of Seller. All of such agreements are listed in Schedule 3.11(b) and copies thereof have been delivered to Buyer.  All such agreements are and will continue to be in effect after the Closing in accordance with their respective terms, and to the Knowledge of Seller, there have been no breaches of such agreements or of any of Seller’s security measures or unauthorized access to the Seller IP and/or Seller’s other Confidential Information.

(c) Except as described on Schedule 3.11(c), to Seller’s Knowledge, all of the Seller IP is valid, enforceable and subsisting, as applicable.  Seller has not received any notice or claim challenging or questioning the ownership, validity or enforceability of any Seller IP.

(d) Except as stated on Schedule 3.11(d) and except for nonexclusive licenses granted by Seller in the Ordinary Course of Business to its customers substantially identical to one of the forms of customer license set forth on Schedule 3.11(d), neither Seller nor its Affiliates have granted or purported to grant to any Person (other than Buyer) any material  license or other right or interest under or with respect to the Seller Software or any Seller IP.

(e) Except as described on Schedule 3.11(e), none of the Seller IP, Seller Software, Intellectual Property Embodiments and Documentation, or the conduct of the Business by Buyer in the manner conducted by Seller, on or before the Closing Date, infringes, misappropriates or dilutes any Intellectual Property of any third Person.  Except as described on Schedule 3.11(e), Seller has not received any notice or claim asserting or suggesting that any such infringement, misappropriation or dilution may be occurring or have occurred (including, without limitation, offers to license), nor, to Seller’ Knowledge, is there any basis therefor.  Except as set forth in Schedule 3.11(e), to Seller’s Knowledge, no third party is misappropriating, infringing or diluting any Seller IP or Seller Software.

(f) Schedule 3.11(f)(i) sets forth an accurate and complete list, as of the date hereof, of all Open Source Software incorporated in (whether statically, dynamically, at run time or otherwise) the Seller Software for the Loyalize Business.  Except as set forth on Schedule 3.11(f)(ii), no Open Source Software has been used by Seller in any manner that, with respect to any Seller Software, (i) would require its disclosure or distribution in Source Code form, (ii) would require its licensing thereof for the purpose of making derivative works, (iii) would impose any restriction on the consideration to be charged for the distribution thereof, or (iv) would create, or purport to create, obligations for Seller with respect to any Seller IP, Seller Software, Intellectual Property Embodiments and Documentation, or grant, or purport to grant, to any third party, any rights or immunities under any Seller IP.

(g) The Seller Software substantially conforms to the specifications set forth on Schedule 3.11(g)(i).  Seller has made available to Buyer a list of bugs, errors or specification nonconformities related to the Seller Software that would, or could be reasonably expected to, give rise to a Material Adverse Effect.  Seller has also made available to Buyer all reported problems, bug reports, technical support incidents and warranty claims made by third parties with respect to the Business during 2010 and 2011, and all software patches, bug fixes, updates and software releases relating to the Seller Software.

(h) Except for the Third Party IP specifically identified in Schedule 3.11(h), (i) Seller owns all right, title and interest in and to the Seller Software and all Intellectual Property Embodiments and Documentation therein, and (ii) the Seller Software was written in its entirety by either employees or third party contractors acting within the course and scope of their employment or contracts.

(i) Schedule 3.11(i) contains a complete list of all material products (other than the Seller Software) used by or on behalf of Seller to develop the Seller Software (“Seller’s Tools”).

(j) In connection with the Business, the activities of Seller’s current and past employees, officers, directors and contractors in connection with their employment or contractual or other relationship with Seller did not and do not violate any agreements or arrangements that any such employees or consultants had or have with any former employer or any other Person.  No litigation (or other proceeding in or before any Governmental Authority or arbitral body) charging Seller with infringement or unauthorized or unlawful use of any Seller IP, Seller Software or Intellectual Property Embodiments and Documentation is pending, or to Seller’s Knowledge, threatened; nor to Seller’s Knowledge is there any basis for any such litigation or proceeding.

(k) Each present or past employee, officer, director, consultant or any other Person who authored, conceived, created, developed or reduced to practice any part of any Seller IP, Seller Software or Intellectual Property Embodiments and Documentation either: (i) is a party to a Contract that conveys or obligates such Person to convey to Seller any and all right, title and interest in and to all such Seller IP, Seller Software or Intellectual Property Embodiments and Documentation authored, conceived, created, developed or reduced to practice by such Person, or (ii) otherwise has by operation of Law vested in such Seller any and all right, title and interest in and to all such Seller IP, Seller Software or Intellectual Property Embodiments and Documentation authored, conceived, created, developed or reduced to practice by such Person to the extent permitted under Applicable Law.  At no time during the conception or reduction to practice of any Seller IP, Seller Software or Intellectual Property Embodiments and Documentation was any developer, inventor or other contributor to such Seller IP, Seller Software or Intellectual Property Embodiments and Documentation operating directly or indirectly under any grants from any governmental authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect the rights of Seller, and upon the Closing, Buyer to such Seller IP, Seller Software or Intellectual Property Embodiments and Documentation.

(l) Except as provided in Schedule 3.11(l), Seller has not given any party an indemnity in connection with the Transferred Assets or Seller Software other than an indemnity for third-party infringement, misappropriation, or dilution claims related to any Transferred Assets included in Transferred Contracts.

3.12 Advisory Fees.  Except for YB Consulting, there is no broker, finder, agent or other intermediary who has been retained by or is authorized to act on behalf of Seller or its Affiliates and is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents.  Seller is obligated to pay YB Consulting the sum of $100,000 upon the consummation of the transactions contemplated by the Transaction Documents.

3.13 Foreign Corrupt Practices Act.  Neither Seller nor any person acting on its behalf has used corporate or other funds for unlawful contributions, payments, or gifts in violation of the U.S. Foreign Corrupt Practices Act.

3.14 Taxes.  Seller has timely paid all material Taxes.  Seller has complied in all material respects, with all Applicable Laws relating to the withholding and collection of Tax, and has reported such amounts and paid them over to the applicable taxing authority.  There is no outstanding claim, audit or other examination or proceeding with respect to Taxes and, to the Knowledge of Seller, no such claim, audit, examination or proceeding is threatened.  Seller has filed all material Tax Returns required to be filed and all Tax Returns filed by Seller have been true, correct, and complete in all material respects.  There are no liens for Taxes (other than liens for current Taxes not yet due and payable ) on the Transferred Assets.  There is no action in respect of Taxes pending, or, to Seller’s Knowledge, threatened, that would result in such a lien.

3.15 Financial Statements.

(a) Attached hereto as Schedule 3.15(a) are copies of the Unaudited Statements.  The Unaudited Statements are complete and correct in all material respects, have been prepared in accordance with Seller’s books and records and in conformity with the practices consistently applied by Seller without material modification of the accounting principles used in the preparation thereof, and except for the lack of year-end adjustments, present fairly the financial position, expenses and cash flows of Seller as at the dates and for the periods indicated.

(b) The Financial Statements, when attached to this Agreement as Schedule 3.15(b), shall  fairly present in accordance with GAAP consistently applied throughout the periods indicated, the financial position, results of operations, cash flows, and changes in shareholders’ equity of Seller, as the case may be, as at the dates and for the periods stated therein on a combined basis.  Seller acknowledges that the Financial Statements will be used by Function(x) in public securities filings following the Closing Date, and that potential liability to Function(x) may arise out of such use.  The Financial Statements will not, as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or information therein not misleading.

(c) Seller (i) will be able to pay its obligations as they become due in the Ordinary Course of Business and (ii) is not now insolvent, nor will it be rendered insolvent by the transactions contemplated under the Transactions Documents.  No bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law has been commenced with respect to Seller.  Seller has delivered to Buyer a schedule setting forth a true and correct listing of its outstanding liabilities as of the date hereof which (x) includes all liabilities that Seller is incurring as a result of the consummation of the transactions contemplated by this Agreement, (y) references to the nature of the liability owed and  (z) states the amount of the liability.

3.16 Absence of Liabilities, Changes and Events.  Since September 30, 2011, except as set forth on Schedule 3.16 hereto, Seller has not (a) incurred any debts, liabilities, claims against or obligations, and to Seller’s Knowledge, there is no reasonable legal basis therefor, that may adversely affect Seller’s ability to perform its obligations hereunder or under the other Transaction Documents or may adversely affect the ownership of the Transferred Assets or the use thereof by Buyer in the manner currently used by Seller, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines; (b) sold, assigned, transferred or licensed any tangible or intangible asset of Seller used in the operation of the Business other than in the Ordinary Course of Business; (c) modified or terminated any Third Party License; (d) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of Seller who primarily performs services with respect to the Business; (e) agreed to take any action described in (a) through (d) above, or (f) had a Material Adverse Effect or, to Seller’s Knowledge, has there been any occurrence or event that could reasonably be expected to have a Material Adverse Effect.

3.17 Operation of the Business.  Seller and its Affiliates have conducted the Business, including ownership and use of the Transferred Assets, only through Seller and not through any other divisions or any direct or indirect subsidiary or Affiliate of Seller.  Since September 30, 2011, Seller has operated the Business in the Ordinary Course of Business. Seller is in material compliance with its obligations under (a) that certain letter agreement between Seller and Function(x) dated December 4, 2011 and (b) the Commercial Agreement.

3.18 Employment and Labor Matters.  Schedule 3.18 lists all employees of Seller who primarily perform services with respect to the Business (the “Designated Employees”).  Seller has complied in all respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health.  Except as disclosed on Schedule 3.18, with respect to the Designated Employees:

(a) except for routine government inquiries, examinations and inspections which Seller have no reason to believe are material, there are no charges, governmental audits, investigations, administrative proceedings or complaints, grievances or actions concerning the employment practices of Seller pending, nor has Seller been expressly notified of any such matter being threatened, before any federal, state or local agency or court and, to the Knowledge of Seller, no basis for any such matter exists;

(b) Seller is not a party to any union or collective bargaining agreement, no union attempts to organize its employees have been made, nor are any such attempts now threatened;

(c) Seller has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of such employees;

(d) none of such employees have filed any complaints against Seller or any officers or employees of Seller, initiated any Proceedings against Seller or been the subject to any disciplinary actions by Seller;

(e) Seller will not incur any Liability to any such employee or violate any Applicable Laws respecting employment and employment practices as a result of the transactions contemplated by this Agreement;

(f) Seller has valid written documentation that each such employee is a U.S. resident or is authorized to work in the U.S. and has delivered such documentation to Buyer; and

(g) except for obligations to Seller, to the Knowledge of Seller, no such employee is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (a) conflicts or may conflict with any agreement or obligation to use his commercially reasonable efforts to promote the interests of Buyer, or (b) restricts or may restrict the use or disclosure of any information that may be useful to Buyer.

3.19 Employee Benefit Matters.

(a) A true, correct and complete list of the titles, base salaries, bonus information, date of hiring, sick and vacation leave that is accrued and unused and all other benefits of the Designated Employees as of the date hereof is included on Schedule 3.19.  To Seller’s Knowledge, except as contemplated by this Agreement (i) it is not expected that any of the Designated Employees will be terminating employment with Seller prior to the Closing Date or will not commence employment with Buyer as of the Closing Date, (ii) none of the Designated Employees have violated any confidentiality agreement or covenant not to compete relating to the Business and (iii) none of the Designated Employees have violated (A) any Applicable Laws in the course of their employment with Seller or (B) any material policies of Seller.  All former or current employees (whether or not Designated Employees) which have or had information or access to information regarding the Transferred Assets have entered into customary confidentiality agreements with Seller which agreements  are and will continue to be in effect after the Closing.

(b) The Designated Employees receive benefits, or are eligible to participate, under only the employee pension benefit plans, as defined in Section 3(2) of ERISA, as are listed in Schedule 3.19 (the “Pension Plans”).  Except as disclosed on Schedule 3.19, Seller has not maintained or contributed within the last six (6) years to any other employee pension benefit plan, as defined in Section 3(2) of ERISA, which was subject to Title IV of ERISA.

(c) The Designated Employees receive benefits, or are eligible to participate, under only the employee welfare benefit plans, as defined in Section 3(1) of ERISA (including but not limited to, life insurance, medical, hospitalization, holiday, vacation, disability dental, and vision plans) as are listed on Schedule 3.19 (the “Welfare Plans”).

(d) The Designated Employees receive benefits, or are eligible to participate, under only written incentive compensation, material fringe benefit, material payroll or employment practice, bonus, option, stock purchase, severance, sick pay, salary continuation, deferred compensation, supplemental executive compensation plans, and employment agreements (other than those terminable at will without severance) as are listed in Schedule 3.19 (the “Compensation Programs”).

(e) Each Pension Plan and Welfare Plan has been operated and administered in all material respects in substantial compliance with ERISA and the Code; each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified or a request for such determination has been timely filed with the IRS or the Pension Plan is a prototype plan for which the prototype sponsor has obtained a favorable IRS opinion letter (and to Seller’s Knowledge no event has occurred between the date of the last such determination and the Closing Date that would reasonably be expected to cause the Internal Revenue Service to revoke such determination).

(f) All amounts required to be paid by Seller with respect to any Designated Employee under each Pension Plan, Welfare Plan and Compensation Program on or before the Closing Date have or will be paid.

(g) Except as set forth in Schedule 3.19, neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby or by the Transaction Documents will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any Designated Employee, (ii) increase any benefits otherwise payable under any Pension Plan, Welfare Plan or Compensation Program to any Designated Employee, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

3.20 Insurance.  With respect to the Business, Seller maintains insurance policies that are customary and adequate, including, without limitation, general liability employer’s liability, business liability and errors and omissions policies.  All such insurance policies are listed on Schedule 3.20 and are in full force and effect and enforceable in accordance with their terms.  All of the Transferred Assets and the use of the Transferred Assets of an insurable nature are insured by Seller in such amounts and against such losses or risks as is customary and usual, as required by Applicable Law and as required by Contract.

3.21 Securities Law Matters. The offer and sale of the Shares to Seller is being made as a private placement pursuant to Section 4(2) of the Securities Act and Regulation D thereunder, and is not being registered under the Securities Act.  Seller hereby acknowledges that the Shares have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom. Seller will acquire the Shares for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. Seller has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Shares, is purchasing the Shares with a full understanding of all of the terms, conditions and risks thereof, and at the Closing will bear and have the ability to bear the economic risk of this investment for an indefinite period of time. Subject to compliance with Applicable Laws, Seller shall be entitled to transfer a portion of the Shares to the holder of promissory notes issued by Seller, which holder is an “accredited investor,” as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D of the Securities Act, and to holders of Seller’s outstanding stock upon a liquidation or dissolution of Seller in accordance with Seller’s Certificate of Incorporation as amended from time to time, provided that any such recipient of Shares from Seller shall provide Seller and Buyer with the representations and warranties set forth in Sections 3.21 to 3.24 of this Agreement and the representations set forth in Exhibit D attached hereto. Seller understands and agrees to the terms and conditions under which the Shares are being offered; provided, however, that if any proposed recipient of Shares from Seller is not an “accredited investor,” as defined in Section 5.01(a) of Regulation D of the Securities Act, such proposed recipient shall appoint a “purchaser representative,” as such term is defined in Section 5.01(h) of Regulation D of the Securities Act, to act as a representative of such recipient in connection with the transfer of Shares to such recipient. In that regard, Seller has appointed Todd Greene as its “purchaser representative” in connection with the issuance of Shares to Seller and such “purchaser representative” has executed and delivered to Function(x) a certificate confirming that it is acting as Seller’s purchaser representative and certifying as to the representations and warranties set forth in Exhibit D.

3.22 Legends. Seller acknowledges that, to the extent applicable, each certificate evidencing the Shares shall be endorsed with a legend substantially in the form set forth below, as well as any additional legend imposed or required by applicable securities laws:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY U.S. STATE, NOR IS ANY SUCH REGISTRATION CONTEMPLATED. THIS SECURITY AND ANY SECURITY ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO FUNCTION (X), INC., OR ITS SUCCESSOR, (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY BUYER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.”

3.23 Restricted Securities.  Seller acknowledges that the Shares are “restricted securities” (as such term is defined in Rule 144 under the Securities Act) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.24 Access to Information. Seller acknowledges that it has been afforded an opportunity to request and to review all information considered by it to be necessary to make an investment decision with respect to the Shares.  Seller has received and reviewed information about Function(x) and has had an opportunity to discuss Function(x)’s business, management and financial affairs with its management.

3.25 Reliance Upon Representations. Seller understands and acknowledges that: (a) the Shares have not been registered under the Securities Act; (b) the representations and warranties contained in Sections 3.21 – 3.24  are being relied upon by Function(x) as a basis for exemption of the sale of the Shares under the Securities Act; (c) the offering of the Shares pursuant to this Agreement will not be registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from the registration requirements of the Securities Act; and (d) no state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Shares or any recommendation or endorsement thereof.  If any of the representations made by Seller in connection with Seller’s purchase of Shares are no longer accurate prior to Closing, Seller will promptly notify Function(x).

3.26 Exculpation. Seller acknowledges that Seller is not relying upon any person, firm or corporation, including, without limitation, Function(x), in making its investment or decision to invest in Function(x), other than the representations and warranties of Function(x) contained in this Agreement.

3.27 Affiliates.  Other than the Shareholders, Seller is not controlled by any Person and Seller is not in control of any other Person.  Schedule 3.27 lists each Transferred Contract to which Seller and any Shareholder or any of their Related Persons is a party.  None of the Shareholders or any of their Related Persons own, directly or indirectly, or otherwise has an interest in whole or in part, any tangible or intangible property (including the Seller IP) that Seller uses or the use of which is necessary for the conduct of the Business or the ownership or operation of the Transferred Assets.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF
FUNCTION(X) AND BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Function(x) and Buyer hereby represent and warrant to Seller that the statements contained in this Article 4 are true and correct as of the date hereof and will be true and correct as of the Closing Date:

4.1 Corporate Existence and Power.  Function(x) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents.

4.2 Authorization.  The execution, delivery and performance by Function(x) and Buyer of this Agreement and the consummation by Function(x) and Buyer of the transactions contemplated hereby are within the corporate powers of Function(x) and Buyer and have been duly authorized by all necessary corporate or member action on the part of Function(x) and Buyer.  This Agreement has been duly and validly executed by Function(x) and Buyer, and each of the Transaction Documents will be duly and validly executed by and does or will constitute the legal, valid and binding agreement of Function(x) and Buyer, enforceable against such party in accordance with its terms, subject to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

4.3 No Registration Required. Subject to the accuracy of the representations and warranties set forth in Article 3, it is not necessary in connection with the offer, sale and delivery of the Shares to Seller in the manner contemplated by this Agreement to register the Shares under the Securities Act.

4.4 The Shares.  The Shares have been duly and validly authorized by all necessary corporate action on the part of Function(x) and, when issued and delivered against payment therefor in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.5 Governmental Authorization, Other Consents.  The execution, delivery and performance by Function(x) or Buyer of this Agreement and the other Transaction Documents requires no action by, consent or approval of, or filing with any Governmental Authority or other Person other than any actions, consents or approvals otherwise expressly referred to in this Agreement and any filings that Buyer shall make in accordance with Applicable Law.

4.6 Litigation.  There are no Proceedings that have been brought by or against or before any Governmental Authority or any other Person pending or, to the knowledge of Function(x) or Buyer, threatened with respect to Function(x) or Buyer that seek to enjoin or rescind the transactions contemplated by this Agreement, and there are no existing Proceedings, orders, judgments or decrees against or binding upon Function(x) or Buyer that could reasonably be expected to prevent the performance by Function(x) or Buyer of the transactions contemplated by this Agreement.

4.7 Non-Contravention.  The execution, delivery and performance by Function(x) and Buyer of this Agreement and the other Transaction Documents does not and will not (a) contravene or conflict with the organizational documents of Function(x) or Buyer; (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon Function(x) or Buyer; or (c) contravene, conflict with or constitute a violation or breach of any agreement to which a Function(x) or Buyer is a party.

4.8 Advisory Fees. There is no broker, finder, agent or other intermediary that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee, commission or reimbursement of expenses upon consummation of the transactions contemplated by the Transaction Documents.

ARTICLE 5
COVENANTS OF THE PARTIES

5.1 Preparation and Delivery of Financial Statements. Seller shall, at its cost and expense (except with respect to audit related costs and expenses incurred following December 30, 2011, with respect to the preparation of the Financial Statements, which costs shall be split 50/50 between Seller and Function(x)), promptly deliver to Function(x), but in no event later than January 27, 2012, the following financial statements, all of which shall be attached to this Agreement as Schedule 3.15(b): (a) the balance sheet of Seller as at December 31, 2009, and the related combined statements of income, cash flows, and changes in shareholders’ equity, and the notes thereto, for the year ended December 31, 2009, and from inception, audited by Seller’s Auditor, whose opinion thereon is included therewith, in a form satisfactory to Function(x) (the “2009 Financial Statements”), (b) the balance sheet of Seller as at December 31, 2010 and the related combined statements of income, cash flows, and changes in shareholders’ equity, and the notes thereto, for the year ended December 31, 2010, and from inception, audited by Seller’s Auditor, whose opinion thereon is included therewith, in a form satisfactory to Function(x) (the “2010 Financial Statements”), and (c) the balance sheets of Seller as at September 30, 2011, and 2010, and the related combined statements of income, for each of the nine month periods then ended, and from inception, in a form satisfactory to Function(x) (the “Interim Financial Statements”), reviewed by Seller’s Auditor; provided, however, that if the Closing Date is after December 31, 2011, Seller shall also deliver to Function(x), but in no event later than January 10, 2012, the balance sheet of Seller as at December 31, 2011, and the related combined statements of income, cash flows, and changes in shareholders’ equity, and the notes thereto, for the year ended December 31, 2011, and from inception, audited by Seller’s Auditor, whose opinion thereon is included therewith (the 2009 Financial Statements, the 2010 Financial Statements, the Interim Financial Statements and, if applicable, the 2011 Financial Statements, are referred to collectively as the “Financial Statements”). Seller shall, at its cost and expense except as otherwise provided herein, cause to be promptly delivered to Function(x) any consents of Seller’s Auditor required in connection with Function(x)’s filing with the Securities and Exchange Commission (“SEC”) of any periodic reports on Forms 10-K and 10-Q, any Current Report on Form 8-K and any registration statement, in each case as may be amended (collectively, “SEC Filings”), which contain or incorporate by reference the Financial Statements, with Function(x) being responsible for the cost, if any, not to exceed $8,000 for each consent,  associated with a consent for any periodic reports on Forms 10-K and 10-Q and any registration statement.

5.2 Business Examinations and Physical Investigations of Transferred Assets.  Prior to the Closing Buyer shall be entitled, through its employees and representatives, including, without limitation, its auditors, and consultants and advisors, to make such investigations and examinations of the Business, the Transferred Assets, the books and records of Seller and the affairs and financial condition of Seller as Buyer may request for the purpose of familiarizing Buyer with the Business.  In order that Buyer may have the full opportunity to do so, Seller shall furnish Buyer and its representatives during such period with all information concerning the Business, the Transferred Assets and the affairs and financial condition of Seller as Buyer or such representatives may request and cause Seller’s officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Buyer and such representatives and to make full disclosure of all information and documents requested by Buyer and/or such representatives.  Buyer acknowledges and agrees that any information disclosed by Sellers pursuant to this Section 5.2 will be deemed Confidential Information of Seller under the Non-Disclosure Agreement dated as of August 21, 2011 between Function(x) and Seller.

Further, from and after the date hereof, Seller shall use commercially reasonable efforts to (i) provide Function(x) with such information concerning Seller and the Business, (ii) provide Function(x) with reasonable access, during normal business hours and in a manner as not to interfere with the normal business operations of Seller, to Seller’s accounting personnel and independent auditors (and cause such persons to reasonably assist Function(x) with Seller’s preparation of pro forma financial statements as required by Article 11 of Regulation S-X or other financial statements) and (iii) at Function(x)’s cost and expense (other than with respect to Seller’s obligations under Section 5.1), as may be required by the independent auditors, deliver representation letters, or cause their legal counsel to deliver audit response letters, to such independent auditors, in each case, as Function(x) may reasonably require in connection with Function(x)’s preparation and filing with the SEC of its SEC Filings.  In the event that the SEC makes any review or inquiry to Function(x) with respect to financial information of the Business, including any such inquiry regarding such financial statements, as promptly as practicable after being notified by Function(x) of such review or inquiry, Seller will provide such reasonable cooperation and assistance as may be required by Function(x) in responding to such review or inquiry at Function(x)’s cost and expense.

5.3 Required Consents.  As promptly as practicable after the execution of this Agreement, Seller shall use commercially reasonable efforts to obtain, at Seller’s cost and expense, all Required Consents.

5.4 Exclusivity.  Prior to the Closing, Seller shall not and shall not permit any of its directors, shareholders, Affiliates, employees or other advisors or agents, to (a) solicit or initiate (including by way of furnishing confidential information concerning Seller to any other Person) the submission of proposals or offers from any Person (other than Function(x) and its Affiliates), relating to any acquisition or purchase of all or a significant portion of the assets or equity interests of Seller or any of its Affiliates (each, a “Competing Transaction”); (b) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any information concerning its business to, any Person in connection with, a possible Competing Transaction; and (c) enter into (or commit to enter into) any agreement with respect to, or consummate, a Competing Transaction.  Seller shall inform Function(x) in the event it receives any inquiries or offers for a Competing Transaction prior to the Closing immediately upon receipt of such an inquiry or offer and provide the details of the inquiry or offer.  Each party agrees to inform any actual or potential third party purchasers, licensees, or transferees of the restrictions imposed by the Transaction Documents on the rights licensed to or retained by Seller, and on the rights acquired by Buyer, in this transaction.

5.5 Offer of Employment.

(a) Seller shall cooperate with Buyer and seek to obtain on behalf of Function(x) or Buyer the acceptance of an offer of employment by any Designated Employees that Function(x) or Buyer may hereafter elect to employ as of the Closing, and Seller consents to Function(x) or Buyer communicating directly with all Designated Employees about offers of employment; provided, however, that if this Agreement terminates other than as a result of Seller breaching any representation, warranty, covenant or agreement contained herein, Buyer shall withdraw any such employment offers and shall not at any time prior to December 4, 2012, directly or indirectly solicit for employment any Designated Employee with whom Function(x) has met as part of the sale or diligence process; provided however, that nothing herein shall prohibit: (i) Function(x) or its representatives from making general advertisements or searches that do not specifically target the Designated Employees; (ii) any action by any recruiting firm that is not taken at the specific direction of Function(x) or its representatives; (iii) any solicitation of any person if such person is not an employee of Seller at the time of the first such solicitation by or on behalf of Function(x) or its representatives; and (iv) any discussions with any such person if such person first approaches Function(x) or its representative regarding employment without having first been solicited, directly or indirectly, by Function(x) or such representatives.

(b) Following the Closing, Buyer shall arrange for each Key Employee who becomes employed by Buyer as of Closing, or a dependent of any such Key Employee, to be eligible for the same employee benefits as those received by Buyer employees with similar positions and responsibilities.

(c) Without regard to whether Buyer employs any Designated Employee, Seller shall be solely responsible for all outstanding payments due to the Designated Employees under their existing terms of employment with Seller (including but not limited to salary, severance obligations, vacation pay or any other payment) through the Closing Date and Seller acknowledges and agrees that Buyer shall not assume or in any fashion be bound by any employment contract between Seller and a Designated Employee.

5.6 Motorola Contract.  Seller acknowledges that Buyer desires that certain modifications be made to the Motorola Contract.  Seller consents to Buyer and its employees, advisors and agent engaging in discussions with Motorola about such modifications and agrees to cooperate with Buyer in making introductions to Motorola and otherwise providing such reasonable assistance as Buyer may request to the extent permitted under such agreement.

5.7 Certain Filings. Without limiting the generality of Section 5.3, the parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is reasonably necessary or appropriate, or any action, consent, approval or waiver from any party to any of the Transferred Assets is reasonably necessary or appropriate, in connection with the consummation of the transactions contemplated by this Agreement.  Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information reasonably required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers.

5.8 Conduct of the Business.  From the date hereof through the Closing Date, Seller shall conduct the Business only in the Ordinary Course of Business and shall not enter into any material transactions without the prior written consent of Buyer, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Buyer’s prior written consent, Seller shall not, other than in the Ordinary Course of Business:

(a) amend, extend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way, any Transferred Contract, or any other right or asset of Seller that is or otherwise would have been a Purchased Asset;

(b) make any capital expenditures;

(c) sell, lease, license or otherwise dispose of any Transferred Asset or assets covered by any Contract;

(d) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Shareholder (other than, in the case of a Shareholder as an employee of Seller, payments of salary accrued in said period at the current salary rate set forth on Schedule 3.19) or any Affiliate of Seller;

(e) authorize any salary increase or change the bonus or profit sharing policies of Seller, except for increases or changes conducted in the Ordinary Course of Business or incur any loan or other indebtedness;

(f) suffer or incur any Lien on any Transferred Asset;

(g) suffer any material damage, destruction or loss of property related to any Transferred Assets, whether or not covered by insurance;

(h) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(i) amend its Certificate of Incorporation or bylaws, elect to dissolve or initiate any dissolution proceedings;

(j) suffer any insurance policy protecting the Transferred Assets to lapse;

(k) amend any of its Pension Plans, Welfare Plans or Compensation Plans (other than amendments made in the ordinary course of business) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(l) make any change in its accounting principles or methods or write down the value of any assets;

(m) change the place of business or jurisdiction of organization of Seller;

(n) extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(o) issue, redeem or repurchase any shares of its capital stock;

(p) effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers;

(q) hire any employees, consultants or advisors;

(r) agree to do any of the foregoing; or

(s) (i) take or agree to take any action that might make any representation or warranty of Seller hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

5.9 Public Announcements; Confidentiality.

(a) Seller shall not issue a press release or make any other public announcement prior to the Closing.  Following the Closing, Seller shall not issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby without first having advised Function(x), and the parties shall thereafter use their reasonable efforts to cause a mutually agreeable release or announcement to be issued by Seller.  Notwithstanding the foregoing, Function(x) may issue a press release and file a Form 8-K or any other securities filings under Applicable Law in such form and at such time as it deems appropriate without advising Seller.  Notwithstanding the foregoing, the parties may, on a confidential basis, release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates, agents, accountants, attorneys, prospective lenders, advisors or investors.

(b)  “Confidential Information” means any confidential business or technical information relating to the operations, business plans, or intellectual property of the Business and includes without limitation the Seller Software, the Seller IP, the Intellectual Property Embodiments and Documentation, the Equipment Embodiments and Documentation and all other confidential information relating to the Business, but excludes (i)  information Buyer discloses to any third party who has not agreed to non-disclosure restrictions similar to those contained in this Section 5.9(b), (ii) information that is or becomes known to any member of the public or are or enter the public domain, other than by Seller’s fault, (iii) information rightfully disclosed to Seller by a third party that is legally free to disclose such matters; and (iv) information developed by Seller, alone or with others, that does not materially utilize the Confidential Information.  Except as otherwise required by law, from and after the Closing Date, Seller shall not, without the prior written consent of Buyer, disclose to any other Person or use (whether for the account of Seller or any other party) any Confidential Information or any proprietary work product of Buyer, any client of Buyer or its Affiliates; provided, however, that Seller may disclose to its shareholders, accountants, attorneys, lenders and potential investors Tax and financial information relating to its ownership and operation of the Business.  In the event that Seller believes that it is required to disclose any such Confidential Information pursuant to applicable Laws, such Seller shall give timely written notice to Buyer so that Buyer and its Affiliates may have an opportunity to obtain a protective order or other appropriate relief.  Seller shall cooperate fully in any such action by Buyer and its Affiliates.

5.10 Specific Performance.  The parties hereto recognize and agree that money damages would not be an adequate remedy for a breach by Buyer or Seller of Sections 5.7, 5.8, 5.9, 5.11, 5.12 and 5.13 and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom.  Accordingly, if there should be a breach or threatened breach by Buyer or Seller of Sections 5.7, 5.8, 5.9, 5.11, 5.12 and 5.13 of this Agreement, the non-breaching party shall be entitled to seek a temporary or permanent injunction restraining the breaching party from any breach.  Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or Seller may otherwise have under Applicable Law.

5.11 Non-Solicitation of Key Employees.  Provided that Closing occurs, Seller shall not, during a period of two (2) years after the Closing Date, directly or indirectly, solicit to hire (other than a solicitation by general advertisement) (or in any manner persuade or attempt to do any of the foregoing whether as an employee, consultant, or in any other capacity), any Key Employee.

5.12 Non-Competition.

(a) For a period of three (3) years from and after the Closing Date, Seller shall not, directly or indirectly, (i) solicit, induce or cause any Person with whom Seller had a business relationship with respect to the Business to reduce or terminate such Person’s business relationship with Function(x), Buyer or their successors or assigns; and Seller shall not, directly or indirectly, approach any such Person for any such purpose, or authorize or assist in the taking of any of such actions for any such purpose or authorize or assist in the taking of any such actions by any Person, (ii) engage in any Restricted Activity, (iii) acquire, or own in any manner, any interest in any Person that engages in any Restricted Activity, or that engages in any business, activity or enterprise that competes with, or is similar to, any aspect of any of Restricted Activity, or (iv) be interested in (whether as an owner, director, officer, partner, member, manager, joint venturer, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any Restricted Activity or in any business, activity or enterprise that competes with any Restricted Activity; provided, however, that this Section 5.12 shall not apply to the ownership of not more than one-half percent (0.5%) of the outstanding stock of any Person who has a class of securities that is publicly traded.

(b) Seller and Buyer acknowledge that as a result of the transactions provided herein, Buyer will acquire 100% of the Business division and the goodwill thereof, and therefore, for all purposes of this Section 5.12, Seller will constitute an “owner of a business entity” in a business entity, as contemplated under Section 16601 of the California Business and Professions Code.  Seller and Buyer further acknowledge that such acquisition of the goodwill of the Business is an essential component of the transactions contemplated hereby, and believe that the goodwill of Seller and of the Business is a valuable asset and an essential inducement to Buyer to enter into this Agreement and to consummate the transactions to be consummated pursuant to this Agreement.  Seller acknowledges that it could substantially dilute the value of such goodwill by violating any of the provisions of Section 5.12.  In order to induce Function(x) to enter into this Agreement and as a condition precedent to the consummation of the transactions contemplated by this Agreement, Seller agrees.  In addition, Seller acknowledges and agrees that the provisions of Section 5.12(a) and the period of time, geographic area and scope and type of restrictions on its activities set forth in such Section, are reasonable and necessary for the protection of the Buyer, which is paying substantial consideration and other benefits to the Seller in consideration for the covenants of Seller hereunder.

(c) If any provision contained in any of Section 5.12(a) shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such provision shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such provision shall then be enforceable, but such reduced form of provision shall only apply with respect to the operation of such provision in the particular jurisdiction in or for which such adjudication is made.  It is the intention of the parties that the provisions of Section 5.12(a) shall be enforceable to the maximum extent permitted by Applicable Law.

(d) Seller acknowledges and agrees that any breach or threatened breach of the covenants or other provisions contained in Section 5.12(a) may cause Buyer material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Buyer shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach and recovery of costs and expenses including, but not limited to, attorneys’ fees and expenses), be entitled to seek specific performance and injunctive relief (including, without limitation, a temporary and/or permanent restraining order and/or a permanent injunction) in respect of any breach or threatened breach of any of such covenants or provisions.

5.13 Further Assurances.  The parties hereto agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement on a timely basis the transactions contemplated by this Agreement.  In addition, at such times and from time to time on and after the Closing Date, upon reasonable request by Buyer, Seller will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, licenses, powers of attorney, and assurances that may reasonably be required for the better conveying, transferring, assigning, delivering and confirming ownership to, or reducing to the possession of, Buyer all of the Transferred Assets and to otherwise carry out the purposes of this Agreement.

5.14 Release.  Concurrent with the execution of this Agreement, Seller and Function(x) shall execute and deliver a release in favor of Function(x) in a form acceptable to the parties.

5.15 Commercial Agreement.  Seller acknowledges that pursuant to the Commercial Agreement, Function(x), its employees, consultants and advisors shall engage in communications with Seller’s employees and that they may provide instructions or make requests of such employees.  Seller consents to all such communications, agrees to make its employees available to Function(x) during normal business hours and such other times reasonably requested by Function(x) and shall comply with, and perform when due all of its other obligations under, the Commercial Agreement.

5.16 Tax Clearance Certificates.  Promptly following the Closing, but in no event more than one hundred twenty (120) days after the Closing, Seller shall deliver to Buyer the following certificates:  (a)  a tax clearance certificate, as of a date not more than ten (10) days before the Closing Date, issued by the California Franchise Tax Board with respect to the Seller; (b) a Certificate of Release from the California Employment Development Department stating that, as of a date not more than 30 days before the Closing Date, no contributions, interest, or penalties are due to the California Employment Development Department from Seller; and (c) a clearance certificate from the California Board of Equalization and any related certificates that Buyer may reasonably request as evidence that all sales and use tax liabilities of Seller accruing on or before the Closing Date have been fully satisfied or provided for.

5.17 Customer List. Seller shall deliver to Function(x) on or prior to the Closing a true and correct list of all prospective customers, including contact information, contacted by Seller with respect to the Business.

5.18 Registration Rights Agreement. Function(x) and Seller shall upon the Closing execute and deliver the Registration Rights Agreement.

5.19 Los Angeles Office.  Seller agrees that for a period from the Closing Date through March 31, 2012 or such shorter period determined by Buyer (the “Transition Term”), Seller shall allow Function(x) and Buyer to occupy, enter, and use the premises that Seller has been using as its Los Angeles office; provided, however, that for periods commencing on or after February 1, 2012, Buyer shall be solely responsible for paying all leasing costs associated with such occupancy period.

5.20 Additional Payments. Buyer shall promptly reimburse Seller following Buyer’s receipt of invoices from Seller with respect to December obligations paid by Seller to Amazon Web Services LLC and PubNub and January rent paid by Seller to J&C Associates I, LLC.

ARTICLE 6
CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

6.1 Representations, Warranties and Covenants.  Seller’s representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Seller’s representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, on and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).  Seller shall have performed all of its obligations and complied with substantially all of its covenants that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date.  Seller shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated as of the Closing Date and executed by its chief executive officer to such effect.

6.2 Required Consents.  All Required Consents shall have been obtained.

6.3 No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

6.4 Transaction Documents.  Seller shall have executed and delivered to Buyer the Assignment and Assumption Agreement and all other Transaction Documents to which Seller is a party, all in form and substance reasonably satisfactory to Buyer.

6.5 Secretary’s Certificate.  Buyer shall have received from Seller a certificate, dated as of the Closing Date, executed by the Secretary of Seller, certifying the incumbency of the Seller’s officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

6.6 Key Employees.  Function(x) shall have reached agreement with eighty percent (80%) of the Key Employees, including Gene Lebyzon and Rich Diephuis,  to accept employment with Function(x) or Buyer and such Key Employees have entered into Employment Agreements with Buyer, which shall be effective immediately following the Closing.

6.7 Shareholder Documents.  Shahar Smirin shall have executed and delivered to Buyer a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, in the form attached hereto as Exhibit C.

6.8 No Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to any of the Transferred Assets.

6.9 Lender Consents.  All of Seller’s lenders shall have executed and delivered to Buyer a consent to the transactions contemplated by this Agreement in form satisfactory to Buyer.

ARTICLE 7
CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller under this Agreement shall, at Seller’s option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

7.1 Representations, Warranties and Covenants.  Function(x)’s and Buyer’s representations and warranties not qualified by materiality contained in this Agreement will be accurate and true in all material respects and Function(x)’s and Buyer’s representations and warranties qualified by materiality contained in this Agreement will be accurate and true in all respects, on and as of the Closing Date as though such representations and warranties were made as of the Closing Date (except that representations and warranties that are made as of a specified date shall be true and correct in all material respects as of such specified date).  Buyer shall have performed all of its obligations and complied with all of its covenants that it is required to perform or comply with pursuant to this Agreement at or prior to the Closing Date.  Buyer shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated as of the Closing Date and executed by an authorized officer to such effect.

7.2 No Injunction, etc.  Consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other Governmental Authority.  No court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

7.3 Other Transaction Documents.  Buyer shall have executed and delivered to Seller the Assignment and Assumption Agreement and any other Transaction Document providing for execution by Buyer.

7.4 Officer’s Certificate.  Seller shall have received from Function(x) and Buyer a certificate, dated as of the Closing Date, executed by an officer of each of them, certifying the incumbency of their respective officers who are executing the Transaction Documents and any certificates, and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 8
CLOSING

8.1 Closing Date.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at such place or in such other manner (e.g., by electronic delivery of signature pages with originals to follow by overnight delivery) as the parties may agree at 10:00 a.m. three (3) Business Days after all conditions to Closing have been satisfied or waived or at such other time or date as agreed to in writing by the parties hereto (the “Closing Date”).  Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business on the Closing Date.

8.2 Closing Deliveries.

(a) At the Closing, Buyer shall pay the Purchase Price in accordance with this Agreement and shall deliver to Seller:

(i) Transaction Documents duly executed by Buyer as described in Section 7.3.

(ii) A certificate, in form and substance reasonably satisfactory to Seller, signed by an authorized officer of Buyer certifying the matters described in Section 7.1.

(iii) A certificate, in form and substance reasonably satisfactory to Seller, signed by an authorized officer of Buyer and Function(x) certifying the matters described in Section 7.4.

(b) At the Closing, Seller shall deliver to Buyer:

(i) The Transferred Assets;

(ii) Delivery of all Software which is included in the Transferred Assets shall be made solely by Buyer electronically accessing an online site designated by Seller, and shall not be accomplished by delivery of any physical tangible property.

(iii) Transaction Documents duly executed by Seller as described in Section 6.4.

(iv) A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Chief Executive Officer of Seller the matters described in Section 6.1.

(v) A certificate, in form and substance reasonably satisfactory to Buyer, signed by the Secretary of Seller (i) certifying the matters described in Section 6.5, and (ii) certifying and attaching a recent good standing certificate regarding Seller from the office of the Secretary of States of the State of California and the State of Delaware.

(vi) The Required Consents.

(vii) The Lender Consents.

(viii) Copies of all books, records, files, and documents of Seller relating to any of the Transferred Assets or otherwise related or necessary to the commercial exploitation of the Transferred Assets or the Business and without limiting the foregoing, electronic media including complete and accurate copies of all Intellectual Property Embodiments and Documentation.  All delivered electronic media shall function as intended.

(c) Seller shall not disburse, or cause, permit or authorize Wilson Sonsini Goodrich & Rosati to disburse, the cash portion of the Purchase Price except in accordance with disbursement instructions that have been prepared by Seller and approved by Buyer.

ARTICLE 9
INDEMNIFICATION

9.1 Seller’s Agreement to Indemnify.  Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) in respect of any and all Damages reasonably incurred by any Buyer Indemnitee in connection with, or resulting from, any or all of the following:

(a) Any breach of any representation or warranty made by Seller in this Agreement or the Transaction Documents;

(b) Any breach in the performance of any covenant, agreement or obligation of Seller contained in this Agreement or the Transaction Documents;

(c) Any Liabilities of Seller, other than the portion of the Assumed Liabilities that does not include the Payment Liabilities;

(d) Any Payment Liability;

(e) Any Transfer and Sales Taxes in connection with the transactions contemplated hereunder, other than with respect to New York use taxes, if any; and

(f) Any Tax for which Seller is liable, other than Transfer and Sales Tax and Property Taxes allowable to Buyer pursuant to Sections 9.10 and 9.11.

9.2 Function(x)’s and Buyer’s Agreement to Indemnify.  Function(x) and Buyer shall indemnify and hold harmless Seller and its Affiliates, directors, managers, members, officers, employees, attorneys, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) in respect of any and all Damages reasonably incurred by any Seller Indemnitee to the extent caused by any or all of the following:

(a) Any breach of any representation or warranty made by Function(x) or Buyer in this Agreement or the Transaction Documents;

(b) Any breach in the performance of any covenant, agreement or obligation of Function(x) or Buyer contained in this Agreement or the Transaction Documents; and

(c) Any Assumed Liabilities other than the Payment Liabilities.

9.3 Survival of Representations, Warranties and Covenants.

(a) All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained in this Agreement and all claims of any Buyer Indemnitee or Seller Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the execution of this Agreement, and shall expire on December 31, 2012, except that:

(i) the covenants, agreements or obligations of Seller or Buyer which by their terms are to be performed after the execution of this Agreement shall survive the Closing Date and shall not expire unless otherwise expressly provided in this Agreement, including, without limitation, the covenants, agreements or obligations of Seller or Buyer in Sections 9.1, 9.2, 9.3 and 9.4; and

(ii) the representations, warranties, covenants, agreements and obligations set forth in Sections 2.4, 3.1, 3.2, 3.4, 3.12, 3.21-3.26, 4.1, 4.2, 4.4 and 4.7 and the first sentence of Section 3.6 of this Agreement (the “Fundamental Representations”), and all claims of any Seller Indemnitee or Buyer Indemnitee in respect of any breach of any Fundamental Representation, shall survive the Closing Date and shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

(b) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.5 has been given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based shall not expire, and claims for indemnification thereon may be pursued, until the final resolution of such claim.

(c) Notwithstanding anything herein to the contrary, indemnification for claims which arise out of the fraud of the Indemnifying Party shall expire 30 days after the expiration of all applicable statutes of limitations, including extensions thereof.

9.4 Limitations on Duties to Indemnify.  Except for their duty to indemnify the other party for claims of fraud or intentional misrepresentation of material facts, the parties’ respective indemnification obligations for breaches of a representation or warranty (other than breaches of Fundamental Representations) shall be subject to each of the following limitations:

(a) An Indemnifying Party has no obligation to indemnify any Indemnitee (i)  unless the aggregate of all Damages for which the Indemnifying Party would be liable exceeds on a cumulative basis an amount exceeding fifty thousand dollars ($50,000) (the “Threshold Amount”), whereupon the amount of all such Damages exceeding the Threshold Amount shall become due and payable; (ii) if and to the extent such indemnification, which does not relate to breaches of Fundamental Representations, would cause the aggregate indemnification by such Indemnifying Party under this Article 9 to exceed $1,440,000; and (iii) if and to the extent such indemnification, which is with respect to a breach of a Fundamental Representation, would cause the aggregate indemnification by such Indemnifying Party under this Article 9 to exceed the Purchase Price as adjusted pursuant to Section 2.6.

(b) Seller may cure any breach of the representations and warranties set forth in Section 3.6 re Sufficiency of the Transferred Assets by delivering to Buyer those assets, properties and rights that would make the representations and warranties true.

9.5 Claims for Indemnification.  If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the applicable periods specified by Sections 9.4(a) or (b), shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent (and only to the extent) that such failure adversely affects the right of the Indemnifying Party to assert all reasonable defenses to such claim.  Each such claim for indemnity shall expressly state that the Indemnifying Party shall have only the 20 calendar-day period referred to in the next sentence to dispute or deny such claim.  The Indemnifying Party shall have 20 calendar days following its receipt of such notice either (y) to acquiesce in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9 by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection.  If the Indemnifying Party does not object thereto within such 20 calendar-day period, such Indemnifying Party shall be deemed to have acquiesced in such claim and its respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article 9.

9.6 Defense of Claims. Except as otherwise set forth in the last sentence of this Section 9.6, in connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding, provided that the claim or Proceeding relates only to monetary damages and not the Transferred Assets or the ability to exploit the Transferred Assets and that the Indemnifying Party acknowledges to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.  If the Indemnifying Party shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.6, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or proceeding to the extent that the settlement requires only the payment of monetary damages, includes no injunctive provisions or performance requirements of Indemnitee and includes no admission of guilt or liability.  Or in the alternative, the Indemnifying Party will seek consent of the Indemnitee, (which consent shall not be unreasonably withheld).  If the Indemnifying Party has so elected to assume the defense, each Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and, except as provided herein, at its own expense.  Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any claim or Proceeding being defended by the Indemnifying Party pursuant to this Section 9.6.  If the Indemnifying Party does not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.6, or the Indemnifying Party does not acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) or the Indemnifying Party does not provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Party will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate at the cost of the Indemnifying Party.

9.7 Exclusive Remedy.  After the Closing, and except for claims of fraud or intentional misrepresentation and except for the specific performance of covenants, where appropriate under Applicable Law, the obligations to indemnify under this Article 9 shall provide the exclusive remedy against a party for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or Transaction Documents.

9.8 Other Recoveries. To the extent that an Indemnitee receives payment from any third parties or under any insurance policies on account of any claim, the amount, if any, payable by the Indemnifying Party on account of such claim shall be reduced by the amount of such payment or insurance proceeds, or if the Indemnitee shall have already collected on such claim from the Indemnifying Party, then the Indemnitee shall repay to such Indemnifying Party the amount of such payment actually received.

9.9 Nature of Payments.  Except for payments pursuant to the parties’ obligations under Sections 9.1(c) and 9.2(c), any payment under Article 9 shall, without duplication, be treated for tax purposes as an adjustment to the Purchase Price to the extent such characterization is proper and permissible under relevant Tax authorities, including court decisions, statutes, regulations and administrative promulgations.

9.10 Property Taxes.  All property taxes and similar ad valorem taxes (“Property Taxes”) levied with respect to the Transferred Assets for any period commencing before and ending after the Closing Date (“Straddle Period”) shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the portion of the period ending on the closing date (“Pre-Closing Tax Period”) and the number of days of such Straddle Period included in the period commencing on the day after the Closing Date (“Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period.  Upon receipt of any bill for such Property Taxes, Purchaser or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.10 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.

9.11 Transfer and Sales Tax Returns.  Seller shall timely prepare and file all Transfer and Sales Tax returns and reports relating to the transactions contemplated by this Agreement.  Seller shall be liable for any Transfer and Sales Taxes relating to such transactions.  Seller shall furnish to Buyer a copy of each such tax return promptly after it is filed, together with proof of payment of the Transfer and Sales Tax shown thereon to be due. Notwithstanding the foregoing, Seller shall not be required to prepare and file any Transfer and Sales Tax returns or reports, or be liable for any Transfer and Sales Taxes, with respect to any New York use taxes, if any.

ARTICLE 10
TERMINATION

10.1 Termination Prior to Closing.  Notwithstanding any contrary provisions of this Agreement, the respective obligations of the parties hereto to consummate the Closing may be terminated and abandoned at any time at or before the Closing only as follows:

(a) By and at the option of Buyer if the Closing shall not have occurred by February 29, 2012; provided that Buyer or Function(x) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(b) By and at the option of Seller if the Closing shall not have occurred by February 29, 2012, provided that Seller shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Closing.

(c) At any time, without liability of any party to the others, upon the mutual written consent of Buyer and Seller.

(d) By either Buyer or Seller, if the Seller, on the one hand, or Function(x) or Buyer, on the other hand, has materially breached any representations, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating party), which breach has not been cured within twenty (20) days following written notice of such breach by the terminating party, and such breach renders the conditions to the terminating party’s obligation to close, set forth in Article 6 or Article 7, as the case may be, incapable of being satisfied.

10.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 10.2 and Article XI which shall survive such termination) and there shall be no liability on the part of Buyer or Seller, except for damages resulting from any breach by Buyer or Seller of this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1 Notices.  All notices, requests and other communications to either party hereunder shall be in writing (including facsimile, PDF or e-mail) and shall be given,

If to Function(x) or Buyer, to:

Function(x) Inc.
902 Broadway, 11th Floor
New York, New York  10010
Attention:  Mitchell J. Nelson, Esq.
Fax: (212) 750-3034

With a copy to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California  90067
Attention:  Kenneth Kraus, Esq.
Fax:  (310) 282-2200

If to Seller, to:

Trusted Opinion Inc.
63 Hollybrook Rd
Paramus, NJ 07652
Attention: Yigal Baruch
Fax: 201.740.0887

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention:  Allison B. Spinner, Esq.
Fax: (650) 493-6811

11.2 Amendments; No Waivers
.
(a) Any provisions of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3 Expenses.  Except as otherwise expressly provided herein, Buyer and Seller shall each pay their own expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.4 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.5 Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

11.6 Arbitration, Venue and Jurisdiction.

(a) Except as otherwise provided in this Agreement, the parties shall promptly submit any disputed matter arising hereunder or any other Transaction Document, including the construction, interpretation, or validity of any provision hereof (including this Section 11.6) or performance thereof, or any other matter relating hereto or thereto arising in connection herewith or therewith or any alleged breach hereof or thereof, whether based upon tort, contract, equity, common law, statute, or otherwise, to arbitration before one arbitrator administered by the American Arbitration Association in New York, New York, in accordance with its Procedures for Large, Complex Commercial Disputes.  Judgment on the arbitration award, which shall not include punitive damages, may be entered in any court having jurisdiction.  This Section 11.6(a) shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction or as otherwise provided in Section 11.6(c).

(b) Subject to this Section 11.6, the District Court of the United States, for the Southern District of New York, located in New York, New York, shall be the exclusive venue and have jurisdiction with respect to all matters arising from or relating to the subject matter of this Agreement and any Transaction Documents related thereto; provided, however, if such court determines that it does not have competent jurisdiction, the State Court of New York, located in New York City, shall be the venue and have jurisdiction.  Each party hereby waives any right each may have to contest personal jurisdiction insofar as any arbitrable matter under this Agreement is concerned, or to assert the doctrine of forum non conveniens, or to object to venue with respect to any suit, action or other proceeding brought in accordance with this Agreement.

(c) Notwithstanding the provisions of Section 11.6(a), each party shall have the right, without the requirement of first seeking a remedy through any dispute resolution alternative (including arbitration) that has been agreed upon, to seek preliminary injunctive or other equitable relief in any proper court pursuant to Section 5.10 or in the event that such party determines that eventual redress through the dispute resolution alternative will not provide a sufficient remedy for any violation of this Agreement by the other party.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 11.6.

11.7 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.  This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other parties.

11.8 Entire Agreement.  This Agreement and the ancillary agreements related thereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations (including without limitation, that certain December 4, 2011 letter agreement between Function(x) and Seller), both written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that the Non-Disclosure Agreement dated as of August 21, 2011, between Function(x) and Seller shall remain in full force and effect until the Closing, at which time such Non-Disclosure Agreement shall be superseded by this Agreement.

11.9 Titles and Headings; Construction.  The titles and headings to Sections herein and to the Exhibits and Schedules hereto are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted. The words “include”, “includes”, “included”, “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to a Section, Article, Exhibit or Schedule are to a Section, Article, Exhibit or Schedule of or to this Agreement, unless otherwise indicated.

11.10 Severability.  If any provision of this Agreement is held invalid, unenforceable or void by a court of competent jurisdiction, the remaining provisions shall not for that reason alone be unenforceable or invalid. In such case, the parties agree to negotiate in good faith to create an enforceable contractual provision to achieve the purpose of the invalid provision. Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

11.11 No Third Party Beneficiaries. Neither this Agreement nor any provision hereof will create any right in favor of or impose any obligation upon any person or entity other than Function(x), Buyer and Seller, including, without limitation, any direct or indirect equity owner or any officer, director or employee of Seller, Buyer or of any such equity owner, and no recourse will be had against any person or entity other than Seller, Function(x) or Buyer by virtue of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

FUNCTION(X) INC. a Delaware corporation

By:
Name:
Title:

FN(X) I HOLDING CORPORATION a Delaware corporation

By:
Name:
Title:

TRUSTED OPINION INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

Schedules

Schedule 1.1 – List of Key Employees
Schedule 2.1(a) – Seller IP
Schedule 2.1(b) – Equipment and Equipment Embodiments and Documentation
Schedule 2.1(c) – Transferred Contracts
Schedule 2.1(d) – Employee Assets
Schedule 2.1(e) – Domain Names
Schedule 2.3 – Excluded Assets
Schedule 2.7(b) – Purchase Price Allocation Methodology
Schedule 3.2 –  Capitalization
Schedule 3.5 – Exception to Transferred Assets
Schedule 3.6(i)– Exception to Sufficiency of Assets
Schedule 3.8(a)(i) – Seller Agreements
Schedule 3.8(a)(ii) – Third Party Contracts
Schedule 3.8(a)(iii) – Third Party Licenses
Schedule 3.8(b) - Real Property Leases
Schedule 3.8(d)(i) and (ii) – Outstanding Training, Warranty, Maintenance, Service, Support or Marketing Obligations
Schedule 3.8(e) -
Schedule 3.8(f)(i),(ii) and (iv)
Schedule 3.9(i) – All required governmental approvals
Schedule 3.9(ii) – All Required Consents
Schedule 3.11(a) – Intellectual Property
Schedule 3.11(b)(i), (ii) and (iii) – Access to source code and non-disclosure agreements
Schedule 3.11(c) – Licenses
Schedule 3.11(d)
Schedule 3.11(e) – Third Party Misappropriations
Schedule 3.11(f)(i) and (ii) – Open Source Software Incorporations and Distributions
Schedule 3.11(g)(i) – List of Seller Software Specifications
Schedule 3.11(g)(ii) – Bugs and Nonconformities
Schedule 3.11(g)(iii) – 2008 and 2009 Reported Incidents
Schedule 3.11(g)(iv) – 2008 and 2009 Bug Fixes and Updates
Schedule 3.11(i) – Third Party IP
Schedule 3.11(j) – Seller Tools
Schedule 3.11(l)
Schedule 3.15(a) – Unaudited Statements
Schedule 3.15(b) - Projections
Schedule 3.15(c) – Financial Statements
Schedule 3.16 – Liabilities
Schedule 3.18 – Designated Employees
Schedule 3.19 – Employee Benefit Matters
Schedule 3.20 – Insurance
Schedule 3.27 – Affiliate Transactions

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Exhibits

Exhibit A – Registration Rights Agreement
Exhibit B – Stock Escrow Agreement
Exhibit C – Non-Competition, Non-Solicitation and Non-Disclosure Agreement
Exhibit D – Investment Representation Letter

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